Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

DiaMedica Therapeutics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)(3)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, no par value per share	Rule 457(c)	4,720,000 common shares	$2.89	$13,617,908.00	$147.60 per $1,000,000	$2,010.00
Fees Previously Paid	-	-	-	-	-	-	-	-
	Total Offering Amounts					$13,617,908.00		$2,010.00
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$2,010.00

(1)

Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends, or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee. The estimate is made pursuant to Rule 457(c) of the Securities Act of 1933 based on $2.89 per share, which represents the average of the high and low sales prices of the registrant’s common shares on July 5, 2024 as reported on The Nasdaq Capital Market.

(3)	The registrant will not receive any proceeds from the sale of its common shares by the selling shareholders.